                              POLYMER GROUP, INC.
        Exhibit 12 - Calculation of Ratio of Earnings to Fixed Charges


                                                Pro Forma          Pro Forma
                                               Fiscal Year      Three Months     Three Months      Three Months
                                                  Ended             Ended            Ended            Ended
                                             January 3, 1998    April 4, 1998    April 4, 1998    March 29, 1997
                                             ---------------    -------------    -------------    --------------
EARNINGS
Consolidated income before income
  taxes and extraordinary item                  $ 44,652           $ 4,143          $ 3,597          $ 7,415
Interest                                          72,682            18,170           17,828            7,590
Interest capitalized during the period and
  other credits                                   (1,648)             (995)            (995)            (756)
Amortization of capitalized debt costs             1,556               880              755              175
                                                --------           -------          -------          -------
  Earnings                                      $117,242           $22,198          $21,185          $14,424
                                                ========           =======          =======          =======
FIXED CHARGES
Interest                                        $ 72,682           $18,170          $17,828          $ 7,590
Amortization of capitalized debt costs             1,556               880              755              175
                                                --------           -------          -------          -------
  Fixed charges                                 $ 74,238           $19,050          $18,583          $ 7,765
                                                --------           -------          -------          -------
  Ratio of earnings to fixed charges                 1.6               1.2              1.1              1.9
                                                ========           =======          =======          =======


                                                                           Fiscal Year Ended
                                               ------------------------------------------------------------------------
                                               January 3,    December 28,    December 30,    December 31,    January 1,
                                                  1998           1996            1995            1994           1994
                                               ----------    ------------    ------------    ------------    ----------
EARNINGS
--------
Consolidated income (loss) before
  income taxes and extraordinary item           $40,442        $25,552         $(18,391)       $(14,985)      $ 5,410
Undistributed dividend income from Fabrene            -              -                -            (246)         (340)
Share of equity loss from minority interest
  in Fabrene (27%)                                    -              -                -             682           753
Interest                                         34,718         36,310           39,801          13,699         4,659
Interest capitalized during period and
  other credits                                  (1,648)        (2,669)          (1,933)           (483)         (272)
Amortization of capitalized debt costs            1,609          1,471            1,150             523           514
                                                -------        -------         --------        --------       -------
  Earnings                                      $75,121        $60,664         $ 20,627        $   (810)      $10,724
                                                =======        =======         ========        ========       =======
FIXED CHARGES
-------------
Interest                                        $34,718        $36,310         $ 39,801        $ 13,699       $ 4,659
Amortization of capitalized debt costs            1,609          1,471            1,150             523           514
Interest portion of rental expense                    -              -                -               -             -
                                                -------        -------         --------        --------       -------
  Fixed charges                                 $36,327        $37,781         $ 40,951        $ 14,222       $ 5,173
                                                -------        -------         --------        --------       -------
  Ratio of earnings to fixed charges (A)            2.1            1.6                -               -           2.1
                                                =======        =======         ========        ========       =======

(A) Fixed charges exceeded earnings for the year ended December 31, 1994 and the year ended December 30, 1995 by approximately $15.0 million and $20.0 million, respectively. However, the Company met all required interest payment and debt obligations